Exhibit 10.2
AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made effective as of April 21, 2005, by and between Visual Networks Operations, Inc., a corporation organized under the laws of Delaware (“VISUAL”), and Lawrence S. Barker, an individual (“Executive”).
RECITALS
     WHEREAS, VISUAL and Executive have entered into an Employment Agreement effective as of April 28, 2004 (the “Original Agreement”);
     WHEREAS, VISUAL and Executive now desire to amend certain of the terms of the Original Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
PROVISIONS
1. Section 1.2 of the Original Agreement is hereby amended to read as follows:
“1.2 Effective Date. April 21, 2005.”
2. Section 3.1 of the Original Agreement is hereby amended to read as follows:
“3.1 Base Salary. Executive shall be paid a base salary of three hundred thousand dollars ($300,000) annually (the “Base Salary”), subject to applicable federal, state, and local withholding, such Base Salary to be paid to Executive on a semi-monthly basis. VISUAL may, in its sole discretion, increase the amount of Base Salary effective for any specified year or part thereof during the term of this Agreement.”
3. Section 3.2 of the Original Agreement is hereby amended to read as follows:
“3.2 Options. Executive was granted: (i) nonstatutory stock options on April 21, 2004 to purchase an aggregate of 300,000 shares of common stock of VISUAL pursuant to the Nonstatutory Stock Option Grant Agreements dated April 21, 2004 between VISUAL and Executive; and (ii) nonstatutory stock options on April 20, 2005 to purchase 200,000 shares of common stock of VISUAL pursuant to the Nonstatutory Stock Option Grant Agreement dated April 20, 2005 between VISUAL and Executive. Vesting of the options shall be as described in the various Nonstatutory Stock Option Grant Agreements.”

4. Section 3.3 of the Original Agreement is hereby amended to read as follows:
“3.3 Annual Bonus. A bonus pool equal to sixty percent (60%) of Executive’s Base Salary shall be available for Executive. The performance metrics required for payment of all or part of the annual bonus as well as payout intervals, shall be agreed upon by the Board and the Executive.”
5. Section 4.1 of the Original Agreement is hereby amended to read as follows:
“4.1 Term. Executive’s employment by VISUAL shall extend until April 21, 2006 and thereafter, shall be renewed for successive one (1) year terms unless sooner terminated by VISUAL or the Executive, as provided herein.”
     6. Except as otherwise provided herein, the Original Agreement shall remain unchanged and in full force and effect and the parties hereto confirm and agree to be bound by all the terms and provisions of the Original Agreement as amended hereby.
     7. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signatures appear on next page]

     IN WITNESS HEREOF, the parties have executed this Amendment as of the date and year first above written.

VISUAL NETWORKS OPERATIONS, INC.
By:	/s/ Donald Clarke
Name:	Donald Clarke
Title:	Executive Vice President

/s/ Lawrence S. Barker
Lawrence S. Barker